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                                                                    EXHIBIT 3.10
                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         GLOBAL TELESYSTEMS GROUP, INC.



         GLOBAL TELESYSTEMS GROUP, INC., a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the corporation is Global TeleSystems Group, Inc. The date of filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware was September 30, 1993.

         2. This Certificate of Amendment sets forth amendments to the Certificate of Incorporation, as amended, of the Corporation that were duly adopted by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. Written notice of the taking of corporate action has been or shall be given promptly in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         3. Article SIXTH of the Certificate of Incorporation, as amended, of the Corporation is hereby amended to read in full as follows:

         "SIXTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and, except as provided in the next following sentence, all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation. This Article Sixth and Article Eleventh of this Certificate of Incorporation of the Corporation, each as amended, and notwithstanding the fact that a lesser percentage may be specified by law, may not be amended, altered, changed or repealed without the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote."

         4. The Certificate of Incorporation of the Corporation, as amended, is hereby amended by inserting a new Article ELEVENTH as follows:



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         "ELEVENTH:  This Article is inserted for the management of the business and for the conduct of the affairs of the Corporation.

                  11.1. The number of directors of the Corporation shall not be less than three. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation's By-Laws.

                  11.2. The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

                  11.3. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 1998; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 1999; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2000; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.


                  11.4. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.


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               11.5. A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Article 11.1 above constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the By-Laws of the Corporation or by this Certificate of Incorporation.

               11.6. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal."

         IN WITNESS WHEREOF, GLOBAL TELESYSTEMS GROUP, INC. has caused this certificate to be signed by Grier C. Raclin, its Senior Vice President, General Counsel and Secretary, and attested by Arnold Y. Dean, its Assistant Secretary, this 29th day of January, 1998.

                               GLOBAL TELESYSTEMS GROUP, INC.


                               By:      /s/ Grier C. Raclin
                                  -----------------------------------------
                               Name:    Grier C. Raclin
                               Title:   Senior Vice President,
                                        General Counsel and Secretary
ATTEST:


By:      /s/ Arnold Y. Dean
   -------------------------
Name:    Arnold Y. Dean
Title:   Assistant Secretary



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